Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, PA 19103

For further information contact:	For release: Immediately
Jeffrey Shields (media) 215-977-6056
Peter Gvazdauskas (investors) 215-977-6322
SUNOCO LOGISTICS REPORTS RECORD FULL YEAR EARNINGS FOR 2013 AND FIFTH CONSECUTIVE 5 PERCENT QUARTERLY DISTRIBUTION INCREASE
PHILADELPHIA, February 19, 2014 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the "Partnership") today announced its results for the fourth quarter ended December 31, 2013. Adjusted EBITDA for the three months ended December 31, 2013 was $210 million, which contributed to record full year Adjusted EBITDA of $871 million. Adjusted EBITDA was $219 million for the three months ended December 31, 2012. Net income attributable to partners for the fourth quarter 2013 was $102 million ($0.63 per limited partner unit diluted), compared with $139 million ($1.10 per limited partner unit diluted) for the fourth quarter 2012. Additional highlights include:

•	Distributable cash flow of $155 million for the fourth quarter 2013

•	Twenty-two percent distribution increase to $2.65 (annualized) compared to the fourth quarter 2012

•	Ended the quarter with a Debt to Adjusted EBITDA ratio of 2.7x

•	Replaced existing credit facilities with a $1.5 billion credit facility

•	Commenced operations on the Mariner West pipeline project which delivers ethane from the Marcellus Shale Basin to Sarnia, Canada

•	Completed a successful open season for the Permian Express 2 crude oil pipeline project

•	Commenced an open season for the Mariner East 2 natural gas liquids ("NGL") pipeline project
"2013 was another record earnings year for our Partnership," said Michael J. Hennigan, president and chief executive officer. "In addition, our organic growth capital reached new highs as we commenced operations on three major growth projects and successfully developed four additional major organic expansion projects that will position us to continue increasing ratable, fee-based cash flows for 2014 and beyond."
Speaking on the record earnings in 2013, Hennigan said, "Our ratable, fee-based cash flows grew approximately 20 percent versus 2012. The growth was driven by the start-up of three major projects combined with our ongoing organic program to expand services at our existing assets, such as our Nederland terminal on the Gulf Coast."
Discussing the start-up on Mariner West, Hennigan said, "Operations for our Mariner West pipeline began in the fourth quarter of 2013 at approximately 20,000 barrels per day. This pipeline is providing key ethane takeaway capacity out of the Marcellus with delivery to Sarnia, Canada. We expect this pipeline to be fully operational at approximately 50,000 barrels per day by the end of the second quarter of 2014 in conjunction with origin and destination processing equipment start ups."
Commenting on the open season for the Permian Express 2 pipeline project, Hennigan said, "We are pleased to announce another successful open season for our Partnership. Permian Express 2 has received sufficient commitments to proceed and will provide approximately 200,000 barrels per day of needed takeaway capacity from the rapidly developing Permian Basin region to multiple markets beginning in 2015."
In regard to organic expansion, Hennigan said, "We completed an additional four successful open seasons during 2013: Mariner South NGL pipeline, and three crude pipeline projects targeting growing production areas - Eaglebine Express, Granite Wash Extension and Permian Express 2. These projects will provide additional takeaway capacity out of key domestic production areas and will generate long-term ratable cash flows for the Partnership. We are currently projecting a 2014 organic capital program of at least $1.3 billion which would exceed our record 2013 organic growth of $965 million."

DETAILS OF FOURTH QUARTER SEGMENT ADJUSTED EBITDA

	Three Months Ended December 31,
	2013	2012	Variance
	(in millions)
Crude Oil Pipelines	$102	$72	$30
Crude Oil Acquisition and Marketing	33	81	(48)
Terminal Facilities	62	52	10
Refined Products Pipelines	13	14	(1)
Adjusted earnings before interest, taxes, depreciation and amortization expense ("Adjusted EBITDA") (1)	$210	$219	$(9)

(1)
For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principle ("GAAP") metric.

Crude Oil Pipelines
Adjusted EBITDA for the Crude Oil Pipelines segment increased $30 million due primarily to higher throughput volumes largely attributable to expansion projects which began operating during 2013 and strong demand for West Texas crude oil.
Crude Oil Acquisition and Marketing
Adjusted EBITDA for the Crude Oil Acquisition and Marketing segment decreased $48 million primarily due to lower crude oil margins driven by crude differentials which have contracted compared to the prior year period. This impact was partially offset by increased crude oil volumes resulting from the expansion in our crude oil trucking fleet and higher market demand.
Terminal Facilities
Adjusted EBITDA for the Terminal Facilities segment increased $10 million due primarily to improved contributions from the Partnership's Nederland and Eagle Point terminals. These increases were partially offset by decreased operating results from the Partnership's refined products acquisition and marketing activities, which was negatively impacted by inventory timing.
Refined Products Pipelines
Adjusted EBITDA for the Refined Products Pipelines segment decreased $1 million to $13 million for the fourth quarter 2013 compared to the prior year period. The decrease was driven by lower pipeline revenue on reduced throughput volumes.
Financing Update
Net interest expense increased $5 million to $19 million for the fourth quarter 2013 compared to the prior year period. Higher interest expense associated with the Partnership’s $700 million senior notes offering in January 2013 was partially offset by higher capitalized interest related to expansion projects. At December 31, 2013, the Partnership's total debt balance was $2.38 billion, excluding $120 million of unamortized fair value adjustments. At December 31, 2013, the Partnership had available borrowing capacity of $1.3 billion under its revolving credit facilities and $239 million of advances to affiliated companies, which represents the Partnership's cash held by Sunoco in accordance with the Partnership's participation in Sunoco’s cash management program.

CAPITAL EXPENDITURES

	Twelve Months Ended December 31,
	2013	2012
	(in millions)
Expansion capital expenditures	$965	$324
Maintenance capital expenditures	53	50
Major acquisitions	60	—
Total	$1,078	$374
The Partnership's expansion capital spending for the twelve months ended December 31, 2013 included projects to: invest in the Partnership's crude oil infrastructure by increasing its pipeline capabilities through previously announced expansion capital projects in Texas and Oklahoma; expand upon refined products acquisition and marketing services; upgrade the service capabilities at the Eagle Point and Nederland terminals; and invest in the previously announced Mariner and Allegheny Access projects. Major acquisitions for the twelve months ended December 31, 2013 included the Partnership's acquisition of the Marcus Hook Facility from Sunoco for $60 million. The Partnership expects total expansion capital, excluding major acquisitions, to be at least $1.3 billion in 2014. Maintenance capital is expected to be approximately $70 million in 2014. These expenditures will be funded from cash provided by operations, proceeds from debt and equity offerings, and proceeds from borrowings under our credit facilities.
INVESTOR CALL
The Partnership will host a conference call regarding fourth quarter results on Thursday, February 20, 2014 at 8:30am ET (7:30am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request "Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics." This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately one hour following the completion of the call. To access the replay, dial 1-888-282-0036. International callers should dial 1-203-369-3022.
ABOUT SUNOCO LOGISTICS
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil and refined products pipeline, terminalling, and acquisition and marketing assets. SXL's general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013, and in the Partnership’s subsequent Form 10-Q and Form 8-K filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Three Months Ended December 31,
	2013	2012	Variance
	(in millions, except units and per unit amounts)
Income Statement:
Sales and other operating revenue	$4,288	$3,189	$1,099

Cost of products sold	4,040	2,885	1,155
Operating expenses	30	48	(18)
Selling, general and administrative expenses	23	34	(11)
Depreciation and amortization expense	69	63	6
Total costs and expenses	4,162	3,030	1,132
Operating Income	126	159	(33)
Net interest cost to affiliates	(1)	—	(1)
Interest cost and debt expense, net	(25)	(18)	(7)
Capitalized interest	7	4	3
Other income	5	5	—
Income Before Provision for Income Taxes	112	150	(38)
Provision for income taxes	(7)	(8)	1
Net Income	105	142	(37)
Less: Net Income attributable to noncontrolling interests	(3)	(3)	—
Net Income Attributable to Partners	$102	$139	$(37)

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$102	$139	$(37)
Less: General Partner's interest	(36)	(24)	(12)
Limited Partners' interest in Net Income	$66	$115	$(49)

Net Income per Limited Partner unit:
Basic	$0.64	$1.11

Diluted	$0.63	$1.10

Weighted Average Limited Partners' units outstanding:
Basic	103.8	103.8

Diluted	104.4	104.1

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Twelve Months Ended December 31,
	2013	2012	Variance
	(in millions, except units and per unit amounts)
Income Statement:
Sales and other operating revenue	$16,639	$13,110	$3,529
Gain on divestments and related matters	—	11	(11)
Total revenues	16,639	13,121	3,518
Cost of products sold	15,574	12,099	3,475
Operating expenses	117	145	(28)
Selling, general and administrative expenses	123	120	3
Depreciation and amortization expense	265	139	126
Impairment charge and related matters	—	(1)	1
Total costs and expenses	16,079	12,502	3,577
Operating Income	560	619	(59)
Net interest cost to affiliates	(1)	—	(1)
Interest cost and debt expense, net	(97)	(91)	(6)
Capitalized interest	21	12	9
Other income	21	23	(2)
Income Before Provision for Income Taxes	504	563	(59)
Provision for income taxes	(30)	(32)	2
Net Income	474	531	(57)
Less: Net Income attributable to noncontrolling interests	(11)	(11)	—
Net Income Attributable to Partners	$463	$520	$(57)

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$463	$520	$(57)
Less: General Partner's interest	(124)	(79)	(45)
Limited Partners' interest in Net Income (1)	$339	$441	$(102)

Net Income per Limited Partner unit:
Basic	$3.27	$4.26

Diluted	$3.25	$4.24

Weighted Average Limited Partners' units outstanding:
Basic	103.8	103.6

Diluted	104.3	103.9

(1)	Includes interest in net income attributable to Class A units, which were converted to common units in July 2012.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	December 31,
	2013	2012
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$39	$3

Advances to affiliated companies	$239	$56

Revolving credit facilities (1)	$235	$139
Senior Notes	2,150	1,450
Unamortized fair value adjustments (2)	120	143
Unamortized bond discount	(2)	—
Total Debt	$2,503	$1,732

Sunoco Logistics Partners L.P. Partners' equity	$6,204	$6,072
Noncontrolling interests	121	123
Total Equity	$6,325	$6,195

Debt to Adjusted EBITDA Ratio:
Total Debt	$2,503
Less: Unamortized fair value adjustments (2)	(120)
Less: Unamortized bond discount	2
	$2,385

Adjusted EBITDA (Twelve months ended December 31, 2013)	871
Debt to Adjusted EBITDA Ratio	2.7x

(1)	As of December 31, 2013, the Partnership had available borrowing capacity of $1.3 billion under its revolving credit facilities.

(2)
In connection with the application of push-down accounting, the Partnership’s senior notes were adjusted to fair value upon the closing of the acquisition of the Partnership's general partner by Energy Transfer Partners, L.P. on October 5, 2012. At December 31, 2013, there was $120 million of unamortized fair value adjustments remaining. Interest expense for the three and twelve months ended December 31, 2013 is net of $6 and $23 million, respectively, of amortization of the fair value adjustments.

Sunoco Logistics Partners L.P.
Financial and Operating Statistics
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(in millions)
Sales and other operating revenue
Crude Oil Pipelines	$139	$110	$495	$398
Crude Oil Acquisition and Marketing	3,968	2,888	15,518	12,146
Terminal Facilities	215	206	751	612
Refined Products Pipelines	34	35	130	131
Intersegment eliminations	(68)	(50)	(255)	(177)
Total sales and other operating revenue	$4,288	$3,189	$16,639	$13,110

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(in millions)
Adjusted EBITDA
Crude Oil Pipelines	$102	$72	$349	$275
Crude Oil Acquisition and Marketing	33	81	233	239
Terminal Facilities	62	52	233	225
Refined Products Pipelines	13	14	56	71
Total Adjusted EBITDA	$210	$219	$871	$810

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Operating Highlights

Crude Oil Pipelines:
Pipeline throughput (thousands of bpd)	2,009	1,584	1,866	1,556
Pipeline revenue per barrel (cents)	75.2	75.6	72.7	69.9

Crude Oil Acquisition and Marketing:
Crude oil purchases (thousands of bpd)	734	669	749	673
Gross profit per barrel purchased (cents) (1)	55.9	138.0	91.4	104.1
Average crude oil price (per barrel)	$97.50	$88.20	$98.00	$94.19

Terminal Facilities:
Terminal throughput (thousands of bpd):
Refined products terminals	422	451	431	487
Nederland terminal	977	787	932	724
Refinery terminals	324	411	397	380

Refined Products Pipelines: (2)
Pipeline throughput (thousands of bpd)	586	601	571	582
Pipeline revenue per barrel (cents)	63.9	63.0	62.5	61.6

Sunoco Logistics Partners L.P.
Financial and Operating Statistics Notes
(unaudited)

(1)	Represents total segment sales and other operating revenue less cost of products sold and operating expenses divided by total crude oil purchases.

(2)	Excludes amounts attributable to equity interests which are not consolidated.

Sunoco Logistics Partners L.P.
Non-GAAP Financial Measures
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(in millions)
Net Income	$105	$142	$474	$531
Interest expense, net	19	14	77	79
Depreciation and amortization expense	69	63	265	139
Impairment charge (1)	—	—	—	9
Provision for income taxes	7	8	30	32
Non-cash compensation expense	4	2	14	8
Unrealized (gains) losses on commodity risk management activities	11	(3)	(1)	3
Amortization of excess joint venture investment	1	—	2	—
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	4	5	20	21
Non-cash accrued liability adjustment	(10)	—	(10)	—
Adjustments to commodity hedges resulting from "push-down" accounting	—	(12)	—	(12)
Adjusted EBITDA (2)	210	219	871	810
Interest expense, net	(19)	(14)	(77)	(79)
Provision for income taxes	(7)	(8)	(30)	(32)
Amortization of fair value adjustments on long-term debt	(6)	(6)	(23)	(6)
Distributions versus Adjusted EBITDA of unconsolidated affiliates	(6)	(3)	(27)	(28)
Maintenance capital expenditures	(16)	(21)	(53)	(50)
Distributable cash flow attributable to noncontrolling interests	(4)	(2)	(15)	(11)
Contributions attributable to acquisition from affiliate	3	—	9	—
Distributable Cash Flow (2)	$155	$165	$655	$604

(1)
In the first quarter 2012, the Partnership recognized a non-cash impairment charge related to a cancelled software project for the crude oil acquisition and marketing business and a refined products pipeline project in Texas.

(2)
Management of the Partnership believes Adjusted EBITDA and distributable cash flow information enhances an investor’s understanding of a business’s ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses.